                                                                     Exhibit 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS




                                         Nine Months Ended September 30
                                         ------------------------------

                                              1998             1999
                                              ----             ----
Weighted average shares outstanding:      5,129,015           5,818,588
                                         ==========          ==========

Net income (loss)                        $ (271,409)         $ (757,993)
                                         ==========          ==========

Basic net income (loss) per share             $(.05)              $(.13)
                                              =====               =====
Effect of dilutive stock
options                                                               0
                                                                      =

Average shares outstanding:
Diluted                                   5,129,015           5,818,588
                                         ==========          ==========
Diluted net income (loss) per share           $(.05)              $(.13)
                                              =====               =====
